EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") entered into as of June 30, 2006, but effective as of the 31st day of December, 2005 (the "Effective Date"), between SFBC International, Inc., a Delaware corporation (the "Company") and Jeffrey P. McMullen (the "Executive").

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including but not limited to proprietary processes, sales methods and techniques, and other like confidential business and technical information, including, but not limited to, technical information, design systems, proprietary assays, pricing methods, pricing rates or discounts, process, procedure, formula, design of computer software or improvement of any portion or phase thereof, whether patented or not, that is of any value whatsoever to the Company, as well as certain unpatented information relating to the Services (as defined below) information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other entity for the Company), other Confidential Information (as defined below) and information about the Company's employees, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment with the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial relationships with suppliers, and Clients (as defined below), actual and prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of employment and following (for a reasonable time) termination of employment; and

WHEREAS, the parties intend that this Agreement supercedes the Executive's Employment Agreement with the Company dated November 2, 2004 (the "2004 Agreement") in its entirety in recognition of the Executive's increased duties and responsibilities since he became Chief Executive Officer of the Company effective on December 31, 2005, and the Executive is willing to act as President and Chief Executive Officer of the Company as well as President and Chief Executive Officer of PharmaNet, Inc. and PharmaNet, LLC (together, "PharmaNet"), the Company's principal subsidiary and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.

Representations and Warranties.  The Executive hereby represents and warrants to the Company that he (a) is not subject to any written nonsolicitation or noncompetition agreement affecting his employment with the Company (other than the 2004 Agreement, which will be of no further force or effect), (b) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than the 2004 Agreement), and (c) has not brought to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.

Term of Employment.

(a)

Term.  Subject to Section 6 hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the Effective Date and ending three (3) years therefrom (the "Employment Term").

(b)

Continuing Effect.  Notwithstanding any termination of employment, at the end of the Employment Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.

Duties.

(a)

General Duties.  The Executive shall serve as President and Chief Executive Officer of the Company and PharmaNet, with duties and responsibilities that are customary for such positions. The Executive may at an appropriate time, with the approval of the Company's Board of Directors (the "Board") resign as President and Chief Executive Officer of PharmaNet without affecting any of his benefits or other duties under this Agreement. The Executive shall report directly to the Company's Board. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

(b)

Devotion of Time.  The Executive shall devote the amount of time and attention to the business and affairs of the Company that are reasonably necessary to competently perform his duties. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization without the prior consent of the Board of the Company. Notwithstanding the foregoing, the Executive shall be permitted, subject to the first sentence of this Section 3(b) and Sections 7, 8, 9 and 10 hereof, to (i) serve on corporate, advisory, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments.

(c)

Location of Office.  The Executive's principal business office shall be at the Company's current headquarters in West Windsor, New Jersey, as it may be changed from time to time by the senior management of the Company; provided, however, that the Executive's job responsibilities shall include all business travel reasonably necessary to the performance of his job as set forth in this Section 3.

(d)

Adherence to Inside Information Policies.  The Executive acknowledges that the Company is publicly-held and, as a result, has implemented insider information policies designed to preclude its employees and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company or any third party. The Executive shall promptly execute any agreements generally distributed by the Company or to its employees requiring such employees to abide by its inside information policies.

4.

Compensation and Expenses.

(a)

Annual Base Salary.  For the services of the Executive to be rendered under this Agreement, during the Employment Term the Company shall pay the Executive an annual base salary of $650,000, increased each year on the anniversary of the Effective Date, by the greater of (i) 4% of the then effective annual base salary and (ii) an amount determined by the Compensation Committee. The annual base salary shall be payable in accordance with the Company's normal payroll practices, subject to the Company's collection of all applicable withholding taxes.

(b)

Annual Cash Bonus.  In addition to any other compensation received pursuant to this Agreement and subject to continued employment at the end of each calendar year beginning in 2006, the Executive shall receive a bonus in an amount set each year by the Compensation Committee of the Board. The bonus formula for 2006 has been established as of May 9, 2006, but is effective as of the Effective Date and consists of (i) 1.5% of PharmaNet’s 2006 operating earnings computed in accordance with Generally Accepted Accounting Principles as long as such operating earnings meet or exceed a target which has been set by the Compensation Committee of the Board, subject to a maximum bonus of $325,000 and (ii) up to $650,000 and as little as zero, at the discretion of the Compensation Committee, based upon its evaluation of the overall performance of the Executive and the Company, from a financial point of view and/or from an operating perspective, including, but not limited to, the successful acquisition or divesture of corporate assets, divisions or entities. Each annual bonus payment to which the Executive becomes entitled hereunder shall be made on or before March 15 of the calendar year immediately following the calendar year for which such bonus is earned or as soon after such date as is administratively practicable if unforeseen events make it impracticable to effect the payment by the March 15 deadline. Each such payment shall be subject to the Company's collection of the applicable withholding taxes.

(c)

Long-Term Incentive.  The Executive shall be eligible to receive an annual grant of the Company's restricted common stock or other equity securities of the Company as a long-term incentive, which shall be established by the Compensation Committee of the Board. For 2006, the long-term incentive consists of (i) 62,461 restricted stock units ("RSUs") which vest in equal increments (10,411 on June 30, 2006 and 10,400 on the other applicable vesting dates) each June 30th and December 31st commencing June 30, 2006, subject to continuing employment with the Company on each applicable vesting date; and (ii) 60,000 RSUs which vest only if the Company meets or exceeds the 2008 non-GAAP earnings target set by the Compensation Committee, which target was agreed upon as of May 9,2006 and is set forth in the minutes to the Compensation Committee of such date. Equity incentives granted pursuant to this Section 4(c) shall be granted in accordance with the terms and conditions of the Company's standard form of agreement and applicable equity incentive plan. Each awarded RSU shall entitle the Executive to receive one share of the Company's common stock upon the vesting of that unit, and the shares which vest on each applicable vesting date shall be issued on that date or as soon as administratively practicable thereafter, but in no event later than the later of (x) the last day of the calendar year in which vesting date occurs or (y) the fifteenth day of the third calendar month following such vesting date. All such share issuances shall be subject to the Company's collection of the applicable withholding taxes.

(d)

Expenses.  In addition to any compensation received pursuant to this Section 4, the Company shall reimburse or advance funds to the Executive for all first class travel, entertainment, professional dues and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, subject to receipt by the Company of evidence of such expenses. The Executive must submit all required receipts and documentation for each such reimbursable expense within sixty (60) days following the incurrence of that expense.

(e)

Perquisites.  The Executive shall be entitled to perquisites selected by him, up to a limit of $32,500 per each calendar year during the Employment Term, and the Company shall reimburse him for income taxes incurred from the perquisites at the effective tax rate of 35%, plus the applicable state tax rate, if any. Each such tax such reimbursement to which the Executive becomes entitled under this Section 4(e) shall be made on or before March 15 of the calendar year immediately following the calendar year in which the perquisites generating such reimbursement were paid or provided or as soon after such date as is administratively practicable if unforeseen events make it impracticable to effect the payment by the March 15 deadline. Perquisites shall not include benefits generally available to all other employees of the Company.

5.

Benefits.

(a)

Vacation.  During each year of employment, the Executive shall be entitled to twenty (25) business days of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, such vacation to be taken at such times as the Executive may select and the affairs of the Company may permit.

(b)

Employee Benefit Programs.  The Executive is entitled to participate in any pension, 401(k), medical insurance, disability insurance, life insurance or other employee benefit plan that is maintained by the Company or PharmaNet for its senior management, including reimbursement of membership fees in professional organizations, subject to the eligibility requirements of these specific plans.

(c)

Insurance.  The Company shall pay the cost of all insurance premiums in connection with the insurance or benefit programs referred to in Section 5(b) in which the Executive chooses to participate, except to the extent any benefit program is funded by deferrals from the Executive's compensation.

(d)

Death and Disability Benefit.  In the event of the Executive's death prior to the end of the Employment Term, the Executive's estate or his designated beneficiary shall be entitled to receive the Executive's Annual Base Salary for the balance of the Employment Term, with such balance to be paid incrementally in accordance with the Company's normal payroll practices for current employees. Except as provided in Section 6(a), upon the Executive's death or disability, the 62,461 RSUs granted in 2006 shall vest notwithstanding anything in Section 4(c) to the contrary. The 60,000 performance-based RSUs granted in 2006 shall only vest if the Executive dies or becomes disabled on or after January 1, 2008 and if the performance target set by the Compensation Committee is ultimately met. In such event the number of RSUs which vest shall equal 60,000 multiplied by a fraction in which the numerator is the number of months of the Employment Term up to the date of death or disability (rounded to the nearest whole number), divided by 36. To the extent that any RSUs vest as provided in this Section 5(d), any restrictions imposed by the Company on securities of the Company held by the Executive shall be removed, except restrictions imposed by applicable federal and/or state securities laws. Future performance based long-term incentives shall vest as established by the Compensation Committee.

6.

Termination.

(a)

Death or Disability.  Except as otherwise provided in this Agreement, this Agreement and the employment relationship created hereby, shall automatically terminate without act by any party upon the death or disability of the Executive. For purposes of this Section 6(a), "disability" shall mean that for a period of 60 consecutive days or 90 aggregate days in any 12-month period, the Executive is incapable of substantially fulfilling the duties set forth in Section 3 (which means fulltime employment) because of a physical, mental, or emotional incapacity, resulting from injury, sickness, or disease, as determined by the Executive's physician (or his guardian). In the event that the Executive's employment is terminated by reason of the Executive's death or disability, the Company shall pay the following to the Executive or his estate: (i) any accrued but unpaid base salary for services rendered to the date of termination, (ii) any accrued but unpaid expenses required to be reimbursed under this Agreement, (iii) any vacation accrued to the date of termination, (iv) any earned but unpaid bonuses for any prior period and (v) his annual bonus prorated to the date of termination (to the extent it can be calculated), with each such payment to be made at the time of such termination of employment or as soon as administratively practicable thereafter, but in no event later than the later of (x) the last day of the calendar year in which the date of the Executive's termination occurs or (y) the fifteenth day of the third calendar month following such termination date. To the extent that RSUs or other equity securities shall vest as provided in Section 5(d), the underlying shares shall be issued (or legends removed from shares that have been issued) as soon as administratively practicable following the date of the Executive's termination, but in no event later than the later of (i) the last day of the calendar year in which such termination date occurs or (ii) the fifteenth day of the third calendar month following such termination date. All such share issuances shall be subject to the Company's collection of the applicable withholding taxes. The Executive or his legally appointed guardian, as the case may be, shall have up to one year from the date of termination (or such shorter period as may be necessary to avoid the creation of a deferred compensation arrangement subject to the requirements of Internal Revenue Code Section 409A) to exercise all such previously granted options or stock appreciation rights, provided that in no event shall any option or stock appreciation rights be exercisable beyond its maximum term. Additionally, if the Executive's employment is terminated because of disability, any benefits to which Executive may be entitled pursuant to Section 5 hereof shall continue to be paid or provided by the Company, as the case may be, for one year. To the extent such benefits are provided under insured arrangements, the Company shall pay each applicable insurance premium (net of any payment required of the Executive) on the specified due date for that premium (which shall not be less frequently than annually); provided, however, that in the event any such premium payment cannot be made by the Company on the applicable due by reason of the restrictions set forth in Section 11, the Executive shall make such premium payment and the Company shall promptly reimburse the Executive for that payment upon the conclusion of the six (6)-month deferral period set forth in Section 11.

(b)

Termination for Cause or Without Good Reason.  The Company may terminate the Executive's employment pursuant to the terms of this Agreement at any time for

Cause (as defined below) by giving written notice of termination. The Executive shall have ten (10) days from the date of the notice to provide the Company's Board with evidence that the Company is mistaken as to Cause and that the Executive's behavior does not meet the criteria for Cause. During such ten (10) day period, the Executive shall be suspended without pay; provided, however, that if employment is reinstated then the Executive shall be paid for such ten (10) day period or if the termination is upheld, the Effective Date of Termination shall be deemed to be the date of receipt by the Executive of the written notice of termination. Upon any such termination for Cause or if the Executive terminates his employment with the Company without "Good Reason," the Executive shall have no right to compensation or reimbursement under Section 4 (except for compensation earned or reimbursable expenses incurred through the Effective Date of Termination), or to participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided by law. For purposes of this Section 6(b), "Cause" shall mean that the Executive has: (i) been convicted of a felony involving any subject matter; (ii) been charged with a felony relating to the business of the Company; (iii) been convicted of a misdemeanor directly involving the Executive's employment that directly affects the business of the Company; (iv) been found after an internal investigation to have engaged in sexual misconduct which is related to the Executive's employment or the business of the Company and/or violated the Company's sexual harassment policy; (v) in carrying out his duties hereunder, acted with gross negligence or intentional misconduct resulting, in either case, in harm to the Company; (vi) misappropriated the Company funds or otherwise defrauds the Company; (vii) breached his fiduciary duty to the Company resulting in profit to him, directly or indirectly; (viii) been found to have committed any act or failed to take any action which results in the common stock of the Company being delisted for trading on its principal trading market or exchange; (ix) been convicted of illegal possession or illegal use of a controlled substance; (x) engaged in chronic drinking or the illegal use of illegal drugs, chemicals or controlled substances or the abuse of otherwise legal drugs or chemicals or controlled substances that affects the performance of his duties as reasonably determined by the Company; (xi) failed or refused to cooperate in any official investigation conducted by or on behalf of the Company; (xii) materially breached any provision of this Agreement, including Section 3(d), after notice and a reasonable opportunity to cure such behavior (if the behavior is of the nature that it can be cured); (xiii) intentionally or willfully failed to comply with the reasonable directives of the Board; (xiv) committed an act or omission constituting gross negligence or willful misconduct which causes, at least in part, the Company to restate its financial statements for a completed fiscal period after having filed such financial statements with the Securities and Exchange Commission; or (xv) been found by a court, the Securities and Exchange Commission or any state governmental authority which regulates or enforces such state's securities laws, in a final determination, to have violated any applicable securities laws, whether such finding was after a hearing or trial or on consent without admitting or denying any allegations of wrongdoing.

(c)

Termination Without Cause or Termination for Good Reason.  The Executive may terminate, by written notice to the Company's Board, the Executive's employment at any time for "Good Reason," as defined below, and in the event the Company terminates the Executive without Cause, then in either case, the Company shall pay the Executive at the time of termination a lump sum severance benefit equal to an amount of three years base salary under this Agreement, and all of Executive's remaining RSUs and other unvested equity incentives, if any, shall vest immediately upon such termination and the underlying shares shall be issued on the date of the Executive's termination or as soon as administratively practicable thereafter, but in no event later than the later of (i) the last day of the calendar year in which such termination date occurs or (ii) the fifteenth day of the third calendar month following such termination date. All such share issuances shall be subject to the Company's collection of the applicable withholding taxes. The term Good Reason shall mean (i) the Executive, with or without a change in title or formal corporate action, no longer exercises substantially all of the duties and responsibilities and shall no longer possess substantially all of the authority set forth in Section 3; (ii) the Company materially breaches this Agreement and has failed to cure the breach within ten (10) days after the Executive delivers written notice to the Board specifying the alleged breach with specificity; or (iii) any entity or person not now an executive officer or director of the Company becomes, either individually or as part of a group (required to file a Schedule 13D or 13G with the Securities and Exchange Commission), the beneficial owner of 30% or more of the Company's common stock. The Executive shall have a period of 30 days following the occurrence of an event constituting Good Reason under clauses (i) and (ii) above and a period of 180 days following an event constituting Good Reason under clause (iii) above in which to exercise his right to terminate for Good Reason, or the Executive shall be deemed to have waived that particular Good Reason.

(d)

Parachute Payments.  Notwithstanding anything to the contrary in this Agreement, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Internal Revenue Code of 1986 (the "Code")), and the benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive will be one dollar ($1.00) less than three times the Executive's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made initially by the Company in good faith. If a reduced benefit is provided hereunder in accordance with this Section 6(d) and through error or otherwise than payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times the Executive's base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

(e)

Deferred Compensation Arrangements.  To the extent the Executive is, at the time of his termination of employment under this Agreement, participating in one or more deferred compensation arrangements subject to Code Section 409A, the payments and benefits provided under those arrangements shall continue to be governed by, and to become due and payable in accordance with, the specific terms and conditions of those arrangements, and nothing in this Agreement shall be deemed to modify or alter those terms and conditions.

7.

Non-Competition Agreement.

(a)

Competition with the Company.  Until termination of his employment and for a period of two (2) years after the Effective Date of Termination, the Executive, directly or indirectly or, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity (any of the foregoing, an "Affiliated Entity") shall not act as an executive officer or provide Services to any entity which competes with the Company, within any metropolitan area in the United States or elsewhere in which the Company or any of its other subsidiaries (collectively, the "Affiliates"), if applicable, is then engaged in the offer and sale of competitive Services (the "Prohibited Business"); provided, however, that the foregoing shall not prohibit Executive from owning up to five percent (5%) of the securities of any publicly-traded enterprise that engages in the Prohibited Business provided the Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise. In addition, the Executive may not, directly or indirectly, including through any Affiliated Entity, obtain employment with or perform services for any Client (as defined below) of the Company, unless approved by the Board, during the period commencing on the Effective Date of Termination and continuing for twelve (12) months thereafter.

(b)

Solicitation of Clients.  During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, including through any Affiliated Entity, shall not seek Prohibited Business from any Client on behalf of any enterprise or business other than the Company, refer Prohibited Business generated from any Client to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Client, enterprise or business other than the Company. For purposes of this Agreement, the term "Client" means any person, firm, corporation, limited liability company, partnership, association or other entity (i) to which the Company sold or provided Services in excess of $100,000 during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Client, or (ii) who or which has been approached by an employee of the Company for the purpose of soliciting business for the Company and which business was reasonably expected to generate revenue in excess of $100,000.

(c)

Solicitation of Employees.  During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, including through any Affiliated Entity, shall not solicit, hire or contact any employee of the Company for the purpose of hiring them or causing them to terminate their employment relationship with the Company.

(d)

No Payment.  The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7; provided, however, that at the Company's option, after the Effective Date of Termination the Company may engage the Executive as a consultant at an annual consulting fee of $50,000 (which shall entitle the Company to receive no more than twenty (20) hours per month in consulting services from the Executive) and provide the Executive with office space and secretarial services at the Company (or any subsidiary) office location of the Executive's choosing during such time that Executive is a consultant of the Company; provided, further, however, that nothing in this Section 7(d) shall be interpreted as to require the Executive to accept any such consulting position with the Company.

(e)

References.  References to the Company in this Section 7 shall include the Company's Affiliates.

8.

Non-Disclosure of Confidential Information.

(a)

Confidential Information.  "Confidential Information" includes, but is not limited to, trade secrets (as defined by the common law and statute in Florida or New Jersey or any future Florida or New Jersey statute), processes, policies, procedures, techniques (including recruiting techniques), designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Services, the Company's budgets and strategic plans, and the identity and special needs of Clients, databases, data, all technology relating to the Company's businesses, systems, methods of operation, Client lists, Client information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company's employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of Clients and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of Clients who are the persons with whom the Company's employees and agents communicate in the ordinary course of business. For purposes of this Agreement, the following will not constitute Confidential Information: (i) information which is or subsequently becomes generally available to the public through no act of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any Affiliates of the Company) who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company. As used herein, the term "Services" shall include the providing of clinical trials management services and other services engaged in by the Company during the Employment Term.

(b)

Legitimate Business Interests.  The Executive recognizes that the Company has legitimate business interests to protect and, as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company's legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information, (iii) substantial relationships with specific prospective or existing Clients or clients, (iv) Client goodwill associated with the Company's business and (v) specialized training relating to the Services and the Company's technology, methods and procedures.

(c)

Confidentiality.  The Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Executive's employment with the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. The Executive shall exercise all due and diligence precautions to protect the integrity of the Company's Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company's premises except to the extent necessary to his employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the

Company are confidential and proprietary and shall remain the exclusive property of the Company or its Clients, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company (excluding the Executive, if applicable).

(d)

References to the Company in this Section 8 shall include the Company's Affiliates.

9.

Equitable Relief.

(a)

The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, shall cease to be an employee of the Company for any reason and take any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below to enjoin the Executive from breaching the provisions of Section 7 or Section 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

(b)

Any action must be commenced in Mercer County, New Jersey. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.

Conflicts of Interest.  Except as otherwise set forth in Section 7(a), while employed by the Company, the Executive shall not, directly or indirectly, unless approved by the Board:

(a) participate as an individual in any way in the benefits of transactions with any of Company's suppliers or Clients, including, without limitation, having a financial interest in the Company's suppliers or Clients, or making loans to, or receiving loans from, the Company's suppliers or Clients;

(b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive's employment with the Company for the Executive's personal advantage or gain; or

(c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity that does business with the Company. As used in Section 10(a), (b) or (c), references to the Company also includes its Affiliates.

11.

Delayed Commencement of Benefits.  Notwithstanding any provision to the contrary in this Agreement, no payment or benefit to which the Executive otherwise becomes entitled under Section 6 of this Agreement shall be made, paid or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive's "separation from service" with the Company (as such term is defined in Treasury Regulations issued under Code Section 409(A) or (ii) the date of the Executive's death, if the Executive is deemed at the time of such separation from service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under Section 6 of this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

12.

Inventions, Ideas, Processes, and Designs.  All inventions, ideas, processes, programs, software, and designs (including all improvements) (a) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of six (6) months subsequent to the Effective Date of Termination or expiration of such employment with the Company and (b) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (x) it was made with the Company's equipment, supplies, facilities, or Confidential Information, (y) results from work performed by the Executive for the Company, or (z) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.

13.

Indebtedness.  If, during the course of the Executive's employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive.

14.

Board of Directors.  At all annual meetings of the Company's stockholders, the Company shall take all required actions to have the Executive elected or appointed to the Board. The Company hereby agrees that it shall take all commercially reasonable actions (a) to nominate the Executive for election to the Board at the Company's meetings of stockholders during the Employment Term and (b) have the Executive elected by the Company's stockholders to the Board.

15.

Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities (via merger or otherwise) or assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

16.

Severability.

(a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included and the invalid or unenforceable provision shall be substituted with a provision which most closely approximates the intent and the economic effect of the invalid or unenforceable provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

17.

Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight delivery, or by facsimile delivery followed by Federal Express or similar next business day delivery, as follows:

To the Company:

SFBC International, Inc.

c/o Mr. Arnold Golieb

1759 1 Foxborough Lane

Boca Raton, FL 33496-1316

Facsimile: (561) 483-8203

To the Executive:

Mr. Jeffery P. McMullen

c/o PharmaNet, Inc.

504 Carnegie Center

Princeton, NJ 08540-6242

Facsimile: (609) 951-6821

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

18.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

19.

Attorney's Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, each party shall be responsible for its own attorney's fee, costs and expenses.

20.

Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New Jersey without regard to choice of law considerations.

21.

Entire Agreement.  This Agreement, together with any documents evidencing any RSUs or other equity awards made by the Company to the Executive or any Code Section 409A arrangements to which the Executive and the Company are parties, constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

22.

Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

23.

Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

24.

2004 Agreement.  Upon execution of this Agreement by the Company and the Executive, the 2004 Agreement between the Company and the Executive shall terminate, and neither party shall have any continuing obligations to the other under the 2004 Agreement. Additionally, the 135,000 stock options issued to the Executive, exercisable at $44.43 per share, are cancelled and may no longer be exercised.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

SFBC INTERNATIONAL, INC.

By:  /s/ David Natan

David Natan,

Chief Financial Officer

By:  /s/ Arnold Golieb

Arnold Golieb,

Chairman of the Compensation Committee

EXECUTIVE:

By:  /s/ Jeffrey P. McMullen

Jeffrey P. McMullen

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